SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THE SWISS HELVETIA FUND, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

URGENT NOTICE FROM THE SWISS HELVETIA FUND, INC.

June 8, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors of The Swiss Helvetia Fund, Inc., I am writing to you regarding this year’s Annual Meeting of Stockholders, which is scheduled to be held at 9:30 a.m., on Tuesday, June 19, 2018, at the offices of Proskauer Rose LLP, Eleven Times Square, 27th Floor, New York, New York 10036.

This year, you likely not only received proxy materials from the Fund, but also from activist investor Bulldog Investors, LLC. Bulldog has launched a proxy contest against your Fund for the purpose of taking control of the Board and obtaining your support for a significant tender offer. A majority of the Fund’s Board of Directors, including all of the Non-Interested Directors, believe that Bulldog has submitted these proposals in its self-interest—and not in the best interest of the Fund and all of its stockholders. Bulldog’s efforts could adversely affect the Fund’s investment operations and performance, and could ultimately result in the liquidation of the Fund, to the detriment of long-term stockholders. The Non-Interested Directors also believe that the Board’s Director nominees—Brian A. Berris and Jean E. Hoysradt—are better qualified and will better serve the interests of all of the Fund’s stockholders.

Contrary to Bulldog’s recent assertions, the Fund’s Non-Interested Directors are very focused on, and responsive to, the interests of the Fund’s stockholders—all of its stockholders—and act always in the interests of all of the Fund’s stockholders. We hope that you agree with our voting recommendations, but, rest assured, the Board considers carefully the level of stockholder support for and against all matters voted on by the Fund’s stockholders.

It is very important that you vote “FOR” each of the Board’s two highly qualified Director nominees and “AGAINST” a proposal that could result in the Fund’s liquidation by voting and returning the enclosed WHITE proxy card. If you are uncertain as to whether you previously voted in this manner, you have every right to complete and return a new WHITE proxy card. This will update your vote, as only the LATEST dated proxy card submitted by you will count.

Institutional Shareholder Services, Inc. (ISS) and Glass, Lewis & Co., LLC, two leading independent corporate governance analysis firms, have recommended that you vote—using the Fund’s WHITE proxy card—as follows:

•	“FOR” each of the Board’s nominees for Director: Brian A. Berris and Jean E. Hoysradt (Proposal 1); and

•	“AGAINST” the proposal requesting that the Board approve a tender offer for at least 50% of the Fund’s shares (Proposal 4).

In addition, Glass Lewis has recommended that you vote “AGAINST” a stockholder proposal requesting that the Board reduce the ownership threshold required for stockholders to call a special stockholder meeting (Proposal 3). ISS, consistent with its U.S. proxy voting guidelines, has recommended that you vote “FOR” this proposal.

ISS and Glass Lewis recommend that you do not vote using Bulldog’s GREEN proxy card. Please do NOT return the GREEN proxy card. There is no need for you to do so, and it could nullify your votes cast on the WHITE proxy card.

Please continue your support of the Fund by voting “FOR” each of the Board’s two nominees and against Proposals 3 and 4 by completing and returning the WHITE proxy card. Every vote counts! If you have not yet voted, please vote the WHITE proxy card TODAY.

The Board thanks you for your continued trust and support.

Sincerely yours,

Brian A. Berris

Chairman of the Board and Non-Interested Director